REGISTRATION NO. ______________
___________________________________________________________________________
___________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     under
                           The Securities Act of 1933

                         OLD KENT FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

           Michigan                          38-1986608
State or other jurisdiction of             (IRS Employer
incorporation or organization)          Identification No.)

              One Vandenberg Center, Grand Rapids, Michigan 49503
               (Address of principal executive offices, zip code)

                    DIRECTORS' DEFERRED COMPENSATION PLAN
                            (Full title of the plan)

Richard W. Wroten                        Gordon R. Lewis
Executive Vice President        With     Warner, Norcross & Judd
and Chief Financial Officer     a copy   900 Old Kent Building
Old Kent Financial Corporation  To:      111 Lyon Street, N.W.
One Vandenberg Center                    Grand Rapids, Michigan 49503-2489
Grand Rapids, Michigan 49503-2489
                    (Name and address of agent for service)

                                 (616) 771-5808
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

                               Proposed       Proposed
Title of                       Maximum        Maximum         Amount
Securities       Amount        Offering       Aggregate       of
to be            to be         Price Per      Offering        Registration
Registered       Registered    Share          Price           Fee
 Common Stock,    100,000        31.875(1)      $3,187,500
   $1 par value
 Deferred Com-    $4,000,000        N.A         $4,000,000     $1,379.31
 pensation
 Obligations



___________________________________________________________________________
___________________________________________________________________________

(1)Based on the average of the high and low prices quoted on the NASDAQ national market system on November 14, 1994, pursuant to Rule 457(c).















































                                  PART II.

                   INFORMATION NOT REQUIRED IN PROSPECTUS


Item 3.   Incorporation of Documents by Reference.

          The following documents filed with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)  The registrant's latest annual report filed pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934
     ("Exchange Act").

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

          (c) The description of the registrant's common stock, $1 par value, which is contained in the registrant's Registration Statement filed under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the registrant pursuant to
Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.


Item 4.   Description of Securities.

          This registration statement registers the financial obligations ("Deferred Compensation Obligations") of Old Kent Financial Corporation ("Registrant" or "Old Kent") to Participants in the Old Kent Directors' Deferred Compensation Plan (the "Plan"). The Plan is filed as Exhibit 4(a) to this registration statement. The description in this Item 4 is a summary only and is qualified in its entirety by reference to the Plan. Capitalized terms used in this description are defined in the Plan and shall have the same meaning in this description.

          The Plan is designed to provide supplemental retirement savings opportunities for Directors and Community Bank Directors. The Plan is not subject to the provisions of ERISA, since it is not a Plan for employees of the Employer.

          The Plan permits each Participant, before each year begins, to elect irrevocably to defer all or any portion of Director's Fees. Each


                                    -2-
Participant's benefit under the Plan, therefore, will be the sum of the Participant's deferrals of Director's Fees and earnings credits.

          A Participant's benefit will be payable upon termination of his or her status as a Participant for any reason. At the time of initial participation in the Plan, each Participant is required to elect irrevocably either a lump sum payment or a payment in annual installments of up to 10. At the time of initial participation, a Participant may elect a different form of payment to a designated beneficiary upon the death of the Participant. The payment will begin on March 1 following the end of the calendar year in which the Participant ceases to be a Director or a Community Bank Director. Payments shall be paid to the Participant or Beneficiary only in cash directly by the Employer or from a trust as further described herein. Payments for a Director of Old Kent may be paid wholly in cash or Old Kent Common Stock, or any combination thereof, as determined by Old Kent.

          The Plan operates through accounting entries on the Registrant's books. The Registrant establishes an account for each Participant. Each Participant's deferral is then credited to each Participant's account. Participants under the Plan are general, unsecured creditors of the Registrant. No Participant may sell, transfer, assign, or alienate the obligations under the Plan.

          In addition to the Participant's deferral of Director's Fees, each Participant's account is credited with earnings credits. Each Participant may elect to have earnings credited to his or her account under the Plan as if the account balance had been invested, as directed by the Participant, in any one or combination of certain funds as further described herein.

          Pursuant to the terms of the Plan, the Registrant may, but is not so required, establish a so-called "rabbi" trust. The trust, if established, will be a multiple grantor trust, of which Registrant and any subsidiary of the Registrant that has adopted the Plan and joined in the trust ("Participating Employers") are the grantors, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended. The trust will accumulate assets to provide the Participating Employers with a source of funds to use in fulfilling obligations under the Plan. Participating Employers may, in their sole discretion, from time to time, contribute to the trust such amounts as shall be reasonably necessary to provide for benefits payable under the Plan.

          A separate subtrust under the trust will be established for each Participating Employer. Assets of the trust shall be allocated among the subtrusts in proportion to the account balances maintained for the Participants of each Participating Employer or as contributed by or with respect to each Participating Employer. Each subtrust will reflect an undivided interest in assets of the trust and shall not require any actual segregation or separate investment of particular assets.


                                    -3-
          Old Kent Bank and Trust Company (the "Bank") will serve as trustee of the trust. Old Kent Bank and Trust Company is a direct wholly-owned subsidiary of the Registrant. As trustee, the Bank will invest and reinvest the assets of the trust as the Bank, in its discretion, may deem appropriate, subject to the terms of the trust agreement. The Bank may, but is not required to, invest the trust's assets in the same mutual funds used by the Registrant to calculate earnings credits under the Plan.

          In the event of insolvency of a Participating Employer, the Bank is required to hold the assets of the trust for the benefit of the general creditors of the Participating Employer. The chief executive officer and board of directors of the Participating Employer are required to give notice to the Bank upon the Participating Employer's insolvency. If the trustee receives such notice, or receives from any other person claiming to be a creditor of the Participating Employer, a written allegation that the Participating Employer is insolvent, the trustee is required to immediately commence insolvency administration and to independently determine whether such insolvency exists.

          The actual investment success with respect to the assets in the trust will in no way affect the benefits payable to Participants that have accrued under the Plan. Earnings credited to Participants' accounts under the Plan will be calculated on a hypothetical basis based on the rates of return of any one or combination of certain funds. These funds presently include:

          (1) The Savings Fund which consists of money market mutual funds and may consist of other investments such as short-term U.S. Government securities, prime grade commercial paper, passbook savings accounts, time certificates, savings receipts, certificates of deposit, and commingled funds invested in similar assets;

          (2) The Diversified Equity Fund which consists of a pooled stock fund. This fund is invested in a number of common stocks or securities convertible into common stocks;

          (3) The Short Term Bond Fund which consists of high quality debt obligations, including money market instruments, and notes and bonds of domestic corporations, the U.S. Treasury and federal agencies; and

          (4) The Balanced Fund which consists entirely of the Kent Funds, a group of mutual funds, and seeks to provide an investment program of long-term growth.

          In addition to the above funds, the Old Kent Common Stock Fund is available to Directors of Old Kent only for the purpose of determining earning credits under the Plan. The Old Kent Common Stock Fund is invested in shares of common stock of Old Kent Financial Corporation.



                                    -4-
          Any profits obtained through investments made by the trust, over and above the obligations under the Plan, will be retained in the trust to pay the claims of future Participants or a Participating Employer's general creditors in the event of a Participating Employer's insolvency. Each Participating Employer, at all times, remains liable for the payment of benefits to Participants and will be responsible for any difference between its obligations under the Plan and funds available in the trust. Upon direction by the Registrant, the Bank will, from time to time, make payment out of the funds of the trust to Participants to pay benefits under the Plan.

          The trust agreement provides that Participants' interests in the trust may not be assigned, seized by legal process, transferred, or subject to the claims of the Participants' creditors in any way. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of benefits payable, before actual receipt of the benefits or a right to receive benefits, is void and will not be recognized. The trust agreement also provides that the Participants have no interest in the assets or the funds of the trust beyond the right to receive payment of Plan benefits during periods of Participating Employers' solvency. During the periods of a Participating Employer's insolvency, the Participants' rights to assets of the trust will not be superior to the rights of any other general creditors of the Participating Employer.

          As of June 30, 1994, the total amount of outstanding Deferred Compensation Obligations under the Plan was $1,547,106.87. The total amount of Deferred Compensation Obligations that may be incurred under the Plan is not subject to any specific defined limit. The Registrant may amend or terminate the Plan at any time. Amendment or termination of the Plan may not reduce or revoke any Deferred Compensation Obligations owed to Participants at the time of amendment or termination.

          Deferred Compensation Obligations are denominated in dollars and cents in the currency of the United States of America. They are not certified and not quantified in units or shares.

          The Registrant is filing this registration statement because of uncertainty as to whether Deferred Compensation Obligations would or should be considered to be securities or to be subject to registration under the Securities Act of 1933. The filing of this registration statement is not an admission by the Registrant that Deferred Compensation Obligations are securities or are subject to the registration requirements of the Securities Act of 1933.


Item 5.   Interests of Named Experts and Counsel.

          Not applicable.





                                    -5-
Item 6.   Indemnification of Directors and Officers.

          Old Kent's Restated Articles of Incorporation require indemnification of Old Kent's directors to the maximum extent permitted by the Michigan Business Corporation Act. The Restated Articles vest in Old Kent's board of directors the discretion to provide the same degree of indemnification to Old Kent's officers on a case-by-case basis. The following is a summary of the pertinent provisions of the Michigan Business Corporation Act.

          Sections 561-569 of the Michigan Business Corporation Act contain provisions governing the indemnification of officers and directors by Michigan corporations. That statute provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or serving another corporation or other enterprise at the request of the corporation, against expenses, including attorney fees, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Indemnification of expenses, including attorney fees, is allowed in derivative actions, except that no indemnification is allowed in respect of any claim, issue, or matter as to which such person shall have been found liable to the corporation unless a court decides indemnification is proper. To the extent any such person succeeds on the merits or otherwise, he or she is entitled to be indemnified against expenses, including attorney fees. A determination that the person to be indemnified meets the applicable standard of conduct may be made by a court, by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, by a majority vote of a committee designated by the board of directors consisting of two or more directors not parties to the action, suit, or proceeding, by independent legal counsel, or by the shareholders. Expenses may be paid in advance. A corporation may purchase indemnity insurance.

          Old Kent has insurance which provides liability coverage to directors and officers of Old Kent and its subsidiaries with respect to claims for any actual or alleged error, misstatement, misleading statement, act, or omission, or neglect or breach of duty by such directors or officers in the discharge of their duties solely in their capacity as directors or officers, individually or collectively, or any matter claimed against them solely by reason of their being such directors or officers.




                                    -6-
Item 7.   Exemption From Registration Claimed.

          Not Applicable.


Item 8.   Exhibits.

          The following exhibits have been filed as part of this registration statement:

          4(a)  Directors' Deferred Compensation Plan
          4(b)  Restated Articles of Incorporation of Old Kent Financial
                Corporation incorporated by reference
          4(c)  Bylaws of Old Kent Financial Corporation incorporated by reference
          5     Opinion of Counsel
          23(a) Consent of Independent Certified Public Accountants 23(b) Consent of Counsel
          24    Powers of Attorney


Item 9.   Undertakings.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                    (i)  To include any prospectus required by
               Section 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
          Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                                    -7-
               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.













                                    -8-
                                 SIGNATURES


          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids and the State of Michigan, on this 14th day of November, 1994.


                              OLD KENT FINANCIAL CORPORATION


                              By /s/ Richard W. Wroten
                                  Richard W. Wroten
                                  Executive Vice President and Chief
                                    Financial Officer (Principal Financial
                                    Officer, Principal Accounting Officer)


          Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated.

             Date                          Name and Title


Date:  November 14, 1994           /s/ John M. Bissell*
                                   John M. Bissell
                                   Director


Date:  November 14, 1994           /s/ John D. Boyles*
                                   John D. Boyles
                                   Director


Date:  November 14, 1994           /s/ John C. Canepa*
                                   John C. Canepa
                                   Chairman of the Board,
                                   Chief Executive Officer and
                                   Director (Principal Executive Officer)


Date:  November 14, 1994           /s/ Richard M. DeVos, Jr.*
                                   Richard M. DeVos, Jr.
                                   Director





                                    -9-
Date:  November 14, 1994           /s/ Earl D. Holton*
                                   Earl D. Holton
                                   Director


Date:  November 14, 1994           /s/ Michael J. Jandernoa*
                                   Michael J. Jandernoa
                                   Director


Date:  November 14, 1994           /s/ John P. Keller*
                                   John P. Keller
                                   Director


Date:  November 14, 1994           /s/ Jerry K. Myers*
                                   Jerry K. Myers
                                   Director


Date:  November 14, 1994           /s/ William U. Parfet*
                                   William U. Parfet
                                   Director


Date:  November 14, 1994           /s/ Percy Pierre*
                                   Percy Pierre
                                   Director


Date:  November 14, 1994           /s/ Robert L. Sadler*
                                   Robert L. Sadler
                                   Vice Chairman of the Board and
                                   Director


Date:  November 14, 1994           /s/ Peter F. Secchia*
                                   Peter F. Secchia
                                   Director


Date:  November 14, 1994           /s/ B. P. Sherwood, III*
                                   B. P. Sherwood, III
                                   Vice Chairman of the Board,
                                     Treasurer, and Director


Date:  November 14, 1994           /s/ David J. Wagner*
                                   David J. Wagner
                                   President and Director



                                    -10-
Date:  November 14, 1994           /s/ Richard W. Wroten
                                   Richard W. Wroten
                                   Executive Vice President and Chief
                                    Financial Officer (Principal Financial
                                    Officer, Principal Accounting Officer)


Date:  November 14, 1994           By /s/ Richard W. Wroten
                                      Richard W. Wroten
                                      (Attorney-in-Fact)











































                                    -11-

                               EXHIBIT INDEX
                                                                 Page
                                                                 Number
     4(a)      Directors' Deferred Compensation Plan              13

     4(b)      Restated Articles of Incorporation.                 *
               Previously filed as an exhibit to the
               Registrant's Form 10-Q Quarterly Report for
               its fiscal quarter ended March 31, 1993.

     4(c)      Bylaws. Previously filed as an exhibit to the       *
               Registrant's Form 10-K Annual Report for its
               fiscal year ended December 31, 1993.

     5         Opinion of Counsel                                 25

     23(a)     Consent of Independent Public Accountants          26

     23(b)     Consent of Counsel (See Exhibit 5)                 25

     24        Powers of Attorney                                 27


*  Incorporated by reference.
























                                    -12-